                                                                    EXHIBIT 12-3


               MICHIGAN CONSOLIDATED GAS COMPANY AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (THOUSANDS OF DOLLARS)

                                                          TWELVE MONTHS ENDED DECEMBER 31
                                               -----------------------------------------------------
                                                 2002         2001       2000       1999       1998
                                                 ----         ----       ----       ----       ----
EARNINGS
Pre-tax income (loss)                          $  32,449   $  (65,867) $ 163,915  $ 162,389  $ 114,619
Fixed charges                                     59,216       60,933     61,884     59,340     61,304
                                               ---------   ----------  ---------  ---------  ---------

                                               $  91,665   $   (4,934) $ 225,799  $ 221,729  $ 175,923
                                               =========   ==========  =========  =========  =========

FIXED CHARGES
Interest expensed                              $  57,128   $   55,305  $  58,700  $  55,891  $  56,997
Interest capitalized                                 936          565        811      1,190      2,207
Amortization of debt discounts, premium and
  expense                                          1,844        1,588      1,121      1,144        955
Interest factor of rents                             526        1,095      1,252      1,115      1,145
SFAS 133 Swap marked-to-market                    (1,218)       2,380         --         --         --
                                               ---------   ----------- ---------  ---------  ---------
                                               $  59,216   $   60,933  $  61,884  $  59,340  $  61,304
                                               =========   ==========  =========  =========  =========

Ratio of Earnings to Fixed Charges                  1.55                    3.65       3.74       2.87
                                               =========               =========  =========  =========

Coverage Deficiency (1)                                    $ (66,432)
                                                           ==========

(1) The earnings for the twelve-month period ended December 31, 2001 were not adequate to cover fixed charges. The amount of the deficiency was $66,432,000. The Ratio of Earnings to Fixed Charges excluding unusual charges would have been 1.62.